Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces Record Third Quarter 2004 Financial Results

NASSAU, THE BAHAMAS, October 27, 2004 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the third quarter ended September 30, 2004.

Steiner Leisure's revenues for the third quarter ended September 30, 2004 rose 20.2% to $90.1 million from $75.0 million during the comparable quarter in 2003. Income from continuing operations, before discontinued operations for the third quarter, was $9.3 million compared with $7.0 million for the same quarter in 2003.

Earnings per share before discontinued operations for the third quarter ended September 30, 2004 was $0.52 per share, compared with $0.41 per share for the comparable quarter in 2003. The earnings per share data are presented on a diluted basis.

Revenues for the nine months ended September 30, 2004, rose 23.3% to $254.0 million from $206.0 million during the comparable nine months in 2003. Income from continuing operations, before discontinued operations for the nine months ended September 30, 2004 was $25.9 million compared with $17.5 million for the same nine months in 2003.

Earnings per share before discontinued operations for the nine months ended September 30, 2004 was $1.49 per share compared with $1.05 per share for the comparable nine months in 2003. The above earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "We are very pleased with our third consecutive quarter of record financial results. We were able to achieve these record results despite challenges posed by a very active hurricane season. We were able to meet those challenges through continued strong execution by our personnel."

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 114 cruise ships, and in 63 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Line, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure also owns and operates three post secondary schools (comprised of a total of seven campuses) located in Miami, Fort Lauderdale, Orlando and Sarasota, Florida; Baltimore, Maryland; York, Pennsylvania and Charlottesville, Virginia. Offering degree and non-degree programs in massage therapy and skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, October 28, 2004. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (706) 679-5917 for domestic and international calls approximately ten minutes before the scheduled time. This call is available for replay from Thursday. October 28, 2004 (approximately 3 hours after the call takes place) until Tuesday, November 2, 2004 at 5:00 pm. You may reach it by dialing (706) 645-9291 for both domestic and international calls. The conference ID # is 1268105.

SELECTED FINANCIAL DATA

($ in thousands, except per share data)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Services	$61,666	$52,717	$174,438	$144,489
Products	28,434	22,246	79,595	61,471
Total revenues	90,100	74,963	254,033	205,960

Cost of Sales:
Cost of services	48,952	42,156	137,997	116,238
Cost of products	21,335	16,631	58,964	46,049
Total cost of sales	70,287	58,787	196,961	162,287
Gross profit	19,813	16,176	57,072	43,673

Operating Expenses:
Administrative	4,652	3,777	13,340	10,482
Salary and payroll taxes	4,930	4,199	14,613	12,616
Total operating expenses	9,582	7,976	27,953	23,098
Income from continuing operations	10,231	8,200	29,119	20,575

Other Income (Expense):
Interest expense	(224)	(832)	(1,478)	(2,651)
Equity and minority interest	101	111	292	257
Other income	45	68	86	493
Total other income (expense)	(78)	(653)	(1,100)	(1,901)

Income from continuing operations before provision for income taxes and discontinued operations	10,153	7,547	28,019	18,674

Provision for income taxes	875	562	2,159	1,204

Income from continuing operations before discontinued operations	9,278	6,985	25,860	17,470

Loss from discontinued operations (which includes loss on disposal of $3 and $8 and $94 and $1,642 for the three and nine months ended September 30, 2004 and 2003, respectively), net of taxes	(23)	(135)	(120)	(3,269)

Net income	$9,255	$6,850	$25,740	$14,201

Income (loss) per share-Basic:
Income before discontinued operations	$0.55	$0.43	$1.55	$1.07
Loss from discontinued operations	--	(0.01)	(0.01)	(0.20)
	$0.55	$0.42	$1.54	$0.87

Income (loss) per share-Diluted:
Income before discontinued operations	$0.52	$0.41	$1.49	$1.05
Loss from discontinued operations	--	--	(0.01)	(0.20)
	$0.52	$0.41	$1.48	$0.85

Weighted average shares outstanding:
Basic	16,981	16,418	16,711	16,399
Diluted	17,900	16,862	17,404	16,611

STATISTICS

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Average number of ships served[1]:	112	105	109	102
Spa	77	69	75	67
Non-Spa	35	36	34	36

Average total number of staff on ships served:	1,514	1,381	1,464	1,316
Spa	1,278	1,127	1,234	1,075
Non-Spa	236	254	230	241

Revenue per staff per day[2]:	$448	$410	$426	$391
Spa	$470	$434	$448	$418
Non-Spa	$330	$303	$308	$272

Average weekly revenues:	$42,317	$37,761	$39,967	$35,169
Spa	$54,637	$49,642	$51,641	$47,189
Non-Spa	$15,464	$14,968	$14,422	$12,786

Average number of land-based spas operated[3,4,5]	52	48	52	48

Average weekly land-based spas revenues[5]	$23,905	$22,405	$24,361	$21,129

Total schools revenues[6]	$4,379,000	$4,120,000	$13,253,000	$12,455,000

Total wholesale and retail product revenues	$6,935,000	$4,739,000	$20,291,000	$13,623,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Excludes the effect of 14 land-based resort spas that we operate through joint ventures in which we own a 49% interest.

4 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

5 Includes resort spas and two spas referred to as "day spas" in prior statistical presentations.

6 Includes $191,000 and $215,000 for the three months ended September 30, 2004 and 2003, respectively, and $591,000 and $530,000 for the nine months ended September 30, 2004 and 2003, respectively, relating to the Steiner training school near London, England.